Columbia Financial, Inc. Announces Financial Results for the Quarter Ended September 30, 2019

Fair Lawn, New Jersey (October 24, 2019): Columbia Financial, Inc. (the “Company”) (NASDAQ: CLBK), the mid-tier holding company for Columbia Bank (the "Bank"), reported net income of $14.2 million, or $0.13 per basic and diluted share, for the quarter ended September 30, 2019, as compared to net income of $10.8 million, or $0.10 per basic and diluted share, for the quarter ended September 30, 2018. Earnings for the three months ended September 30, 2019 reflected higher net interest income and non-interest income, and a decrease in income tax expense, partially offset by higher non-interest expense.

For the nine months ended September 30, 2019, the Company reported net income of $41.2 million, or $0.37 per basic and diluted share, as compared to a net income of $7.9 million, or $0.07 per basic and diluted share, for the nine months ended September 30, 2018. Earnings for the nine months ended September 30, 2019 reflected higher net interest income and non-interest income, lower provision for loan losses, and a decrease in non-interest expense, as a one-time charitable contribution to the Columbia Bank Foundation of $34.8 million was included in the nine months ended September 30, 2018. Excluding the impact of the charitable contribution in 2018, net income would have been $35.2 million for the nine months ended September 30, 2018, or $0.32 per basic and diluted share.

Mr. Thomas J. Kemly, President and Chief Executive Officer, commented: "We continue to report solid operating results while maintaining strong asset quality. Our retail branch network was expanded with the opening of our 52nd branch in Ramsey during the quarter, and we continue to execute our commitment to repurchase shares of our common stock at attractive prices as a prudent way to manage capital. We further believe that our upcoming merger with Stewardship Financial Corporation will position us for continued success."

Results of Operations for the Quarters Ended September 30, 2019 and September 30, 2018

Net income of $14.2 million was recorded for the quarter ended September 30, 2019, an increase of $3.4 million, or 31.3%, compared to a net income of $10.8 million for the quarter ended September 30, 2018. The increase in net income was primarily attributable to a $1.1 million increase in net interest income, a $4.8 million increase in non-interest income, and a $1.6 million decrease in income tax expense, which was partially offset by a $4.5 million increase in non-interest expense.
Net interest income was $41.7 million for the quarter ended September 30, 2019, an increase of $1.1 million, or 2.8%, from $40.6 million for the quarter ended September 30, 2018. The increase in net interest income was attributable to a $6.7 million increase in interest income which was partially offset by a $5.6 million increase in interest expense. The increase in interest income for the quarter ended September 30, 2019 was largely due to increases in the average balances and yields on loans, securities and other interest-earning assets. The increase in interest expense for the quarter ended September 30, 2019 was largely due to increases in both the average balances and yields on deposits and Federal Home Loan Bank borrowings.

The average yield on loans for the quarter ended September 30, 2019 increased 15 basis points to 4.16%, as compared to 4.01% for the quarter ended September 30, 2018, while the average yield on securities for the quarter ended September 30, 2019 increased 4 basis points to 2.79%, as compared to 2.75% for the quarter ended September 30, 2018. Increases in yields on loans for the quarter ended September 30, 2019 reflect more significant increases in balances of higher yielding multifamily and commercial loans. Interest income on loans for the quarter ended September 30, 2019 included $758,000 in prepayment fee income on construction, multifamily and commercial loans as compared to $13,000 for the quarter ended September 30, 2018, as prepayment levels increased during the 2019 period. The average yield on other interest-earning assets for the quarter ended September 30, 2019 increased 165 basis points to 6.10%, as compared to 4.45% for the quarter ended September 30, 2018. This was mainly a result of the 2019 average balance of other interest-earning assets including a higher average balance of Federal Home Loan Bank stock which yielded a higher rate than other interest-earning assets.

Total interest expense was $22.7 million for the quarter ended September 30, 2019, an increase of $5.6 million, or 32.8%, from $17.1 million for the quarter ended September 30, 2018. The increase in interest expense was primarily attributable to a $155.1 million increase in the average balance of interest-bearing demand accounts and a $309.5 million increase in the average balance of certificates of deposits, partially offset by a decrease of $54.0 million in the average balance of savings and club accounts, combined with a 44 basis point increase in the average cost of interest-bearing deposits. The increase in the cost of deposits was primarily driven by higher market rates and a shift in the mix from non-maturity deposits to higher costing certificates of deposit. The increase in interest on borrowings was attributable to a $70.4 million increase in the average balance of Federal Home Loan Bank advances coupled with a 24 basis point increase in the cost of these borrowings.
The Company's net interest margin for the quarter ended September 30, 2019 decreased 13 basis points to 2.52%, when compared to 2.65% for the quarter ended September 30, 2018. The weighted average yield on interest-earning assets increased 13 basis points to 3.89% for the quarter ended September 30, 2019 as compared to 3.76% for the quarter ended September 30, 2018. The average cost of interest-bearing liabilities increased 30 basis points to 1.77% for the quarter ended September 30, 2019 as compared to 1.47% for the quarter ended September 30, 2018. Increases in yields and costs for the quarter ended September 30, 2019 were largely driven by competitive pricing pressures in a higher market interest rate environment.
The provision for loan losses was $1.2 million for the quarter ended September 30, 2019, a decrease of $343,000, or 22.9%, from $1.5 million for the quarter ended September 30, 2018. The decrease was primarily driven by a decrease in historical loss factors, partially offset by the level of growth in the loan portfolio. Net charge offs increased to $931,000 for the quarter ended September 30, 2019, as compared to $618,000 for the quarter ended September 30, 2018.
Non-interest income was $10.1 million for the quarter ended September 30, 2019, an increase of $4.8 million, or 91.2%, from $5.3 million for the quarter ended September 30, 2018. The increase was primarily attributable to an increase in income from loan fees and service charges of $2.4 million, which represented an increase in income from swap transactions, and gains on the sale of securities and loans of $1.3 million and $382,000, respectively. There were no realized gains on the sale of securities or loans for the quarter ended September 30, 2018. In addition, there was an increase of $475,000 in income from bank-owned life insurance which included income related to a death benefit of $461,000 during the 2019 period.
Non-interest expense was $31.1 million for the quarter ended September 30, 2019, an increase of $4.5 million, or 16.8%, from $26.6 million for the quarter ended September 30, 2018. This increase was attributable to an increase in compensation and employee benefits of $3.2 million, an increase in professional fees of $574,000, an increase in other non-interest expense of $438,000, and merger-related expenses of $740,000 recorded in the quarter ended September 30, 2019, partially offset by a $463,000 decrease in federal deposit insurance premiums. The higher compensation and employee benefits expense was primarily attributable to $1.6 million in expense recorded related to grants made under the Company's 2019 Equity Incentive Plan that was approved in June 2019, coupled with the cost of new hires. The increase in professional fees was the result of higher legal, accounting and consulting fees commensurate with being a public company. The increase in other non-interest expense was due to an increase of $372,000 in miscellaneous expense mainly attributable to the payment of Delaware Franchise tax of $338,000 which increased due to the issuance of stock related to the minority stock offering, along with increases in various other miscellaneous expenses. These increases were partially offset by an increase of $806,000 in the credit associated with pension benefit costs, resulting from a new pension accounting standard, effective January 1, 2019, which requires that other components of net periodic benefit costs be reported separately from the service cost as a component of non-interest expense in the statements of income. Merger-related expenses included expenses related to the Company's pending acquisition of Stewardship Financial Corporation ("Stewardship"). The federal deposit insurance premium expense decreased during the quarter ended September 30, 2019, as the Federal Deposit Insurance Corporation's reserve rates exceeded a limit at which a small bank assessment credit was applied against premiums due.
Income tax expense was $5.4 million for the quarter ended September 30, 2019, a decrease of $1.6 million, as compared to $7.0 million for the quarter ended September 30, 2018. The Company's effective tax rate was 27.5% and 39.1% for the quarters ended September 30, 2019 and 2018, respectively. The 2019 income tax expense and resulting decrease in the effective tax rate was primarily driven by maximizing the tax benefits related to the real estate investment trust subsidiary of the Bank, coupled with other previously implemented tax strategies.

Results of Operations for the Nine Months Ended September 30, 2019 and September 30, 2018

Net income of $41.2 million was recorded for the nine months ended September 30, 2019, an increase of $33.3 million, compared to net income of $7.9 million for the nine months ended September 30, 2018. The increase in net income was primarily attributable to a $4.3 million increase in net interest income, a $4.2 million decrease in the provision for loan losses, a $7.6 million increase in non-interest income, and a $21.9 million decrease in non-interest expense, partially offset by a $4.7 million increase in income tax expense. The decrease in non-interest expense for the nine months ended September 30, 2019 was attributable to the previously noted $34.8 million one-time contribution to the Columbia Bank Foundation.

Net interest income was $124.9 million for the nine months ended September 30, 2019, an increase of $4.3 million, or 3.5%, from $120.7 million for the nine months ended September 30, 2018. The increase in net interest income was attributable to a $25.5 million increase in interest income, which was partially offset by a $21.3 million increase in interest expense. The increase in interest income for the period was largely due to increases in both the average balances and yields on loans and securities, coupled with an increase in the yield on other interest-earning assets.

The average yield on loans for the nine months ended September 30, 2019 increased 19 basis points to 4.18%, as compared to 3.99% for the nine months ended September 30, 2018, while the average yield on securities for the nine months ended September 30, 2019 increased 14 basis points to 2.87%, as compared to 2.73% for the nine months ended September 30, 2018. Increases in yields on loans for the nine months ended September 30, 2019 reflect more significant increases in balances of higher yielding multifamily and commercial loans. Interest income on loans for the nine months ended September 30, 2019 included $1.6 million in prepayment fees on construction, multifamily and commercial loans as compared to $108,000 for the nine months ended September 30, 2018. The average yield on other interest-earning assets for the nine months ended September 30, 2019 increased 317 basis points to 6.30%, as compared to 3.13% for the nine months ended September 30, 2018. This was driven by the 2019 average balance of other interest-earning assets including higher yielding Federal Home Loan Bank stock, while the 2018 average balance of other interest-earning assets included higher cash deposits related to the subscriptions for the Company's minority stock offering which yielded a lower rate of interest.

Total interest expense was $65.1 million for the nine months ended September 30, 2019, an increase of $21.3 million, or 48.5%, from $43.8 million for the nine months ended September 30, 2018. The increase in interest expense was primarily attributable to a $336.6 million increase in the average balance of certificates of deposit, partially offset by decreases of $7.3 million in the average balance of interest-bearing demand accounts, $48.3 million in the average balance of money market accounts and $179.5 million in the average balance of savings and club accounts, coupled with a 56 basis point increase in the cost of interest-bearing deposits. The decrease in the average balance of savings and club accounts was primarily attributable to subscription funds from the minority stock offering in 2018. The increase in the cost of deposits was driven by higher market rates and a shift in the mix from core deposits to higher costing certificates of deposit. The increase in interest on borrowings was attributable to a $253.9 million increase in the average balance of Federal Home Loan Bank advances coupled with a 45 basis point increase in the cost of these borrowings.
The Company's net interest margin for the nine months ended September 30, 2019 decreased 15 basis points to 2.58%, when compared to 2.73% for the nine months ended September 30, 2018. The weighted average yield on interest-earning assets increased 20 basis points to 3.93% for the nine months ended September 30, 2019 as compared to 3.73% for the nine months ended September 30, 2018. The average cost of interest-bearing liabilities increased 49 basis points to 1.74% for the nine months ended September 30, 2019 as compared to 1.25% for the nine months ended September 30, 2018. Increases in yields and costs for the nine months ended September 30, 2019 were largely driven by competitive pricing pressures in a higher market interest rate environment.
The provision for loan losses was $1.7 million for the nine months ended September 30, 2019, a decrease of $4.2 million, or 71.1%, from $5.9 million for the nine months ended September 30, 2018. The decrease was primarily driven by a decrease in historical loss factors, partially offset by the level of growth in the loan portfolio. Net charge offs increased to $1.4 million for the nine months ended September 30, 2019, as compared to $672,000 for the nine months ended September 30, 2018.

Non-interest income was $22.9 million for the nine months ended September 30, 2019, an increase of $7.6 million, or 50.1%, from $15.3 million for the nine months ended September 30, 2018. The increase was primarily attributable to an increase in income from loan fees and service charges of $3.8 million, which included an increase in income from swap transactions of $3.7 million, and increases in gains on the sale of securities and loans of $1.6 million and $695,000, respectively. In addition, there was an increase of $584,000 in income from bank-owned life insurance which included income related to a death benefit of $461,000 during the 2019 period.

Non-interest expense was $92.5 million for the nine months ended September 30, 2019, a decrease of $21.9 million, or 19.2%, from $114.4 million for the nine months ended September 30, 2018. The decrease was primarily attributable to a decrease of $34.8 million in charitable contributions which was made during the 2018 period as previously noted. Excluding the impact of this one-time contribution in 2018, non-interest expense increased $12.9 million, or 16.2%, for the nine months ended September 30, 2019. This increase was attributable to an increase in compensation and employee benefits of $6.8 million, an increase in professional fees of $1.4 million, an increase in other non-interest expense of $3.5 million, and merger-related expenses of $1.2 million recorded in the 2019 period, partially offset by a $477,000 decrease in federal deposit insurance premiums. The higher compensation and employee benefits expense was primarily attributable to $1.6 million in expense recorded related to grants made under the Company's 2019 Equity Incentive Plan that was approved in June 2019, coupled with the cost of new hires. The increase in professional fees was the result of higher legal, accounting and consulting fees commensurate with being a public company. The increase in other non-interest expense was mainly due to $1.2 million in software amortization and related expenses recognized during the period, along with the payment of Delaware Franchise tax of $338,000 noted above. Merger-related expenses included expenses related to the Company's pending acquisition of Stewardship. The federal deposit insurance premium expense decreased during the nine months ended September 30, 2019, due to a reduction in our deposit insurance assessment as a result of the utilization of credits.

Income tax expense was $12.5 million for the nine months ended September 30, 2019, an increase of $4.7 million, from $7.8 million for the nine months ended September 30, 2018. The Company's effective tax rate was 23.3% and 49.8% for the nine months ended September 30, 2019 and 2018, respectively. The 2018 income tax expense and resulting effective tax rate was impacted by the net loss resulting from the one-time charitable contribution. The 2019 income tax expense and resulting decrease in the effective tax rate was primarily driven by maximizing the tax benefits related to the real estate investment trust subsidiary of the Bank, coupled with other previously implemented tax strategies.

Balance Sheet Summary

Total assets increased $378.6 million, or 5.7%, to $7.1 billion at September 30, 2019 from $6.7 billion at December 31, 2018. The increase in total assets was primarily attributable to increases in debt securities available for sale of $83.0 million, debt securities held to maturity of $26.9 million, loans receivable, net of $206.6 million, and other assets of $40.7 million.

Debt securities available for sale increased $83.0 million, or 8.0%, to $1.1 billion at September 30, 2019 from $1.0 billion at December 31, 2018. The increase was mainly attributable to purchases of $143.2 million in U.S. agency obligations, mortgage-backed securities and corporate and municipal bonds, partially offset by maturities of $797,000 in municipal securities, repayments of $87.7 million in mortgage-backed securities, and sales of $31.8 million in U.S. government obligations and mortgage-backed securities. The gross unrealized gain on debt securities available for sale increased by $37.5 million during the period.

Debt securities held to maturity increased $26.9 million, or 10.3%, to $289.1 million at September 30, 2019 from $262.1 million at December 31, 2018. The increase was mainly attributable to purchases of $65.2 million in U.S. agency obligations, mortgage-backed securities and corporate bonds, partially offset by calls of $28.4 million in U.S. agency obligations, and repayments of $9.5 million in mortgage-backed securities.

Loans receivable, net, increased $206.6 million, or 4.2%, to $5.1 billion at September 30, 2019 from $4.9 billion at December 31, 2018. The increase was mainly attributable to increases in one-to-four family real estate, multifamily and commercial real estate and commercial business loans of $14.3 million, $174.8 million, and $41.5 million, respectively, partially offset by a decrease in home equity loans and advances of $31.1 million. There has been steady growth in most segments of the loan portfolio due to favorable pricing, even though competition for loans has remained intense.

Office properties and equipment, net, increased $11.7 million, or 22.4%, to $63.7 million at September 30, 2019 from $52.1 million at December 31, 2018. The increase is related to the renovation costs of premises and the upgrade of equipment at the executive and loan offices, and the costs related to newly opened branches.

Other assets increased $40.7 million, or 38.0%, to $147.8 million at September 30, 2019 from $107.0 million at December 31, 2018. The increase was primarily attributable to a $35.0 million contribution which increased the funded status of the Company's pension plan in June 2019.
Total liabilities increased $358.9 million, or 6.3%, to $6.1 billion at September 30, 2019 from $5.7 billion at December 31, 2018. The increase was primarily attributable to an increase in total deposits of $369.4 million, or 8.4%, coupled with an increase in accrued expense and other liabilities of $47.0 million, or 55.6%, partially offset by a decrease of $60.1 million, or 5.1%, in borrowings. The increase in total deposits consisted of increases in the balances of interest-bearing and non-interest-bearing demand accounts, as well as, certificates of deposit. The Bank's high yield checking account program experienced significant growth during the period, along with non-interest-bearing commercial demand accounts which were primarily obtained from existing commercial loan customers. Certificates of deposit balances also increased as the Bank continued to offer competitive rates on these products. The increase in accrued expenses and other liabilities consisted of increases in investment purchases pending settlement and swap liabilities. The decrease in borrowings was attributable to maturing long-term borrowings of $220.0 million, partially offset by proceeds from new long-term borrowings of $127.3 million, and an increase of $32.6 million in short-term borrowings.

Total stockholders’ equity increased $19.8 million, or 2.0%, to $991.8 million at September 30, 2019 from $972.1 million at December 31, 2018. The net increase was primarily attributable to net income of $41.2 million, coupled with improved fair market values on debt securities within our available for sale portfolio, partially offset by the repurchase of approximately 2,742,000 shares of common stock for approximately $42.1 million, through September 30, 2019, under our stock repurchase program.

Asset Quality
The Company's total non-performing loans at September 30, 2019 totaled $4.3 million, or 0.08% of total gross loans, as compared to $2.8 million, or 0.06% of total gross loans, at December 31, 2018. The $1.5 million increase in non-performing loans was mainly attributable to increases of $980,000 in one-to-four family real estate loans and $449,000 in multifamily and commercial real estate loans. The increase in one-to-four family real estate loans was the result of an increase in the number of loans from 6 non-performing loans at December 31, 2018 to 13 non-performing loans at September 30, 2019, while the multifamily and commercial real estate non-performing balance at September 30, 2019 consisted of six loans related to the same borrower. The Company had no real estate owned at September 30, 2019 compared to one property owned, with a carrying value of $92,000, at December 31, 2018. Non-performing assets as a percentage of total assets totaled 0.06% at September 30, 2019 as compared to 0.04% at December 31, 2018.
The Company's allowance for loan losses was $62.6 million, or 1.21% of total loans at September 30, 2019, compared to $62.3 million, or 1.26% of total loans, at December 31, 2018.

Merger with Stewardship Financial Corporation

On June 7, 2019, the Company announced the signing of a definitive agreement and plan of merger pursuant to which the Company will acquire Stewardship, the holding company for Atlantic Stewardship Bank in an all-cash transaction. The Company expects to complete its acquisition of Stewardship in the fourth quarter of 2019.

About Columbia Financial, Inc.

The consolidated financial results include the accounts of Columbia Financial, Inc., its wholly-owned subsidiary Columbia Bank (the "Bank") and the Bank's wholly-owned subsidiaries. Columbia Financial, Inc. is a Delaware corporation organized as Columbia Bank's mid-tier stock holding company. Columbia Financial, Inc. is a majority-owned subsidiary of Columbia Bank MHC. Columbia Bank is a federally chartered savings bank headquartered in Fair Lawn, New Jersey. The Bank offers traditional financial services to consumers and businesses in our market areas. We currently operate 52 full-service banking offices.

Forward Looking Statements

Certain statements herein constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Exchange Act and are intended to be covered by the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements may be identified by words such as “believes,” “will,” “would,” “expects,” “projects,” “may,” “could,” “developments,” “strategic,” “launching,” “opportunities,” “anticipates,” “estimates,” “intends,” “plans,” “targets” and similar expressions. These statements are based upon the current beliefs and expectations of the Company’s management and are subject to significant risks and uncertainties. Actual results may differ materially from those set forth in the forward-looking statements as a result of numerous factors. Factors that could cause such differences to exist include, but are not limited to, adverse conditions in the capital and debt markets and the impact of such conditions on the Company’s business activities; changes in interest rates; competitive pressures from other financial institutions; the effects of general economic conditions on a national basis or in the local markets in which the Company operates, including changes that adversely affect a borrowers’ ability to service and repay the Company’s loans; changes in the value of securities in the Company’s portfolio; changes in loan default and charge-off rates; fluctuations in real estate values; the adequacy of loan loss reserves; decreases in deposit levels necessitating increased borrowing to fund loans and securities; legislative changes and changes in government regulation; changes in accounting standards and practices; the risk that goodwill and intangibles recorded in the Company’s consolidated financial statements will become impaired; demand for loans in the Company’s market area; the Company’s ability to attract and maintain deposits; risks related to the implementation of acquisitions, dispositions, and restructurings; the risk that the Company may not be successful in the implementation of its business strategy, including successfully consummating its pending acquisition of Stewardship Financial Corporation, or its deployment of the proceeds raised in its minority public offering; and changes in assumptions used in making such forward-looking statements which are subject to numerous risks and uncertainties, including but not limited to, those set forth in Item 1A of the Company's Annual Report on Form 10-K, as supplemented by its Quarterly Reports on Form 10-Q as filed with the Securities and Exchange Commission (the “SEC”), which are available at the SEC’s website, www.sec.gov. Should one or more of these risks materialize or should underlying beliefs or assumptions prove incorrect, Columbia Financial, Inc.’s actual results could differ materially from those discussed. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this release. The Company disclaims any obligation to publicly update or revise any forward-looking statements to reflect changes in underlying assumptions or factors, new information, future events or other changes, except as required by law.

Non-GAAP Financial Measures

Reported amounts are presented in accordance with U.S. generally accepted accounting principles ("GAAP").  This press release also contains certain supplemental non-GAAP information that the Company’s management uses in its analysis of the Company’s financial results.  Specifically, the Company provides measures based on what it believes are its operating earnings on a consistent basis, and excludes material non-routine operating items which affect the GAAP reporting of results of operations. The Company’s management believes that providing this information to analysts and investors allows them to better understand and evaluate the Company’s core financial results for the periods in question. Because non-GAAP financial measures are not standardized, it may not be possible to compare these financial measures with other companies' non-GAAP financial measures having the same or similar names.

The Company also provides measurements and ratios based on tangible stockholders' equity. These measures are commonly utilized by regulators and market analysts to evaluate a company’s financial condition and, therefore, the Company’s management believes that such information is useful to investors.

A reconciliation of GAAP to non-GAAP financial measures are included at the end of this press release. See "Reconciliation of GAAP to Non-GAAP Financial Measures".

COLUMBIA FINANCIAL, INC. AND SUBSIDIARIES
Consolidated Statements of Financial Condition
(In thousands, except share and per share data)

	September 30,	December 31,
	2019	2018
Assets	(Unaudited)
Cash and due from banks	$57,644	$42,065
Short-term investments	308	136
Total cash and cash equivalents	57,952	42,201

Debt securities available for sale, at fair value	1,115,905	1,032,868
Debt securities held to maturity, at amortized cost (fair value of $296,325 and $254,841 at September 30, 2019 and December 31, 2018, respectively)	289,089	262,143
Equity securities, at fair value	1,765	1,890
Federal Home Loan Bank stock	57,077	58,938
Loans held-for-sale, at fair value	—	8,081

Loans receivable	5,186,097	4,979,182
Less: allowance for loan losses	62,629	62,342
Loans receivable, net	5,123,468	4,916,840

Accrued interest receivable	19,423	18,894
Real estate owned	—	92
Office properties and equipment, net	63,723	52,050
Bank-owned life insurance	187,922	184,488
Goodwill and intangible assets	6,163	6,085
Other assets	147,763	107,048
Total assets	$7,070,250	$6,691,618

Liabilities and Stockholders' Equity
Liabilities:
Deposits	$4,783,322	$4,413,873
Borrowings	1,129,117	1,189,180
Advance payments by borrowers for taxes and insurance	34,543	32,030
Accrued expenses and other liabilities	131,433	84,475
Total liabilities	6,078,415	5,719,558

Stockholders' equity:
Total stockholders' equity	991,835	972,060
Total liabilities and stockholders' equity	$7,070,250	$6,691,618

COLUMBIA FINANCIAL, INC. AND SUBSIDIARIES
Consolidated Statements of Income
(In thousands, except share and per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2019	2018	2019	2018
Interest income:	(Unaudited)
Loans receivable	$53,594	$48,585	$157,563	$138,291
Debt securities available for sale and equity securities	7,736	6,651	23,295	17,987
Debt securities held to maturity	2,068	1,798	6,090	5,253
Federal funds and interest-earning deposits	182	44	405	1,116
Federal Home Loan Bank stock dividends	858	617	2,704	1,861
Total interest income	64,438	57,695	190,057	164,508
Interest expense:
Deposits	16,055	10,420	44,984	27,713
Borrowings	6,667	6,692	20,130	16,134
Total interest expense	22,722	17,112	65,114	43,847

Net interest income	41,716	40,583	124,943	120,661

Provision for loan losses	1,157	1,500	1,705	5,900

Net interest income after provision for loan losses	40,559	39,083	123,238	114,761

Non-interest income:
Demand deposit account fees	1,106	1,000	3,116	2,920
Bank-owned life insurance	1,784	1,309	4,449	3,865
Title insurance fees	1,350	1,189	3,490	3,218
Loan fees and service charges	3,038	616	5,358	1,537
Gain on securities transactions	1,256	—	1,721	116
Change in fair value of equity securities	(59)	—	189	—
Gain on sale of loans	382	—	710	15
Other non-interest income	1,258	1,176	3,895	3,609
Total non-interest income	10,115	5,290	22,928	15,280

Non-interest expense:
Compensation and employee benefits	21,362	18,179	61,285	54,503
Occupancy	3,973	3,529	11,628	10,764
Federal deposit insurance premiums	40	503	927	1,404
Advertising	533	1,003	3,311	3,142
Professional fees	1,541	967	4,219	2,824
Data processing	658	630	1,965	1,944
Charitable contribution to foundation	—	—	—	34,767
Merger-related expenses	740	—	1,202	—
Other non-interest expense	2,217	1,779	7,927	5,024
Total non-interest expense	31,064	26,590	92,464	114,372

Income before income tax expense	19,610	17,783	53,702	15,669

Income tax expense	5,392	6,956	12,534	7,800

Net income	$14,218	$10,827	$41,168	$7,869

Earnings per share-basic and diluted	$0.13	$0.10	$0.37	$0.07
Weighted average shares outstanding-basic and diluted	111,371,754	111,389,951	111,486,179	111,380,218

COLUMBIA FINANCIAL, INC. AND SUBSIDIARIES
Average Balances/Yields

	For the Three Months Ended September 30,
	2019			2018
	Average Balance	Interest and Dividends	Yield / Cost	Average Balance	Interest and Dividends	Yield / Cost
	(Dollars in thousands)
Interest-earning assets:
Loans	$5,115,590	$53,594	4.16%	$4,802,693	$48,585	4.01%
Securities	1,391,820	9,804	2.79%	1,218,793	8,449	2.75%
Other interest-earning assets	67,604	1,040	6.10%	58,906	661	4.45%
Total interest-earning assets	6,575,014	$64,438	3.89%	6,080,392	$57,695	3.76%
Non-interest-earning assets	409,113			321,980
Total assets	$6,984,127			$6,402,372

Interest-bearing liabilities:
Interest-bearing demand	$1,391,117	$4,487	1.28%	$1,236,046	$2,919	0.94%
Money market accounts	262,593	552	0.83%	257,466	367	0.57%
Savings and club deposits	473,727	187	0.16%	527,706	213	0.16%
Certificates of deposit	1,862,147	10,829	2.31%	1,552,677	6,921	1.77%
Total interest-bearing deposits	3,989,584	16,055	1.60%	3,573,895	10,420	1.16%
FHLB advances	1,100,260	6,667	2.40%	1,029,858	5,595	2.16%
Junior subordinated debt	—	—	—%	24,977	1,094	17.38%
Other borrowings	—	—	—%	543	3	2.19%
Total borrowings	1,100,260	6,667	2.40%	1,055,378	6,692	2.52%
Total interest-bearing liabilities	5,089,844	$22,722	1.77%	4,629,273	$17,112	1.47%

Non-interest-bearing liabilities:
Non-interest-bearing deposits	749,367			710,774
Other non-interest-bearing liabilities	142,145			114,097
Total liabilities	5,981,356			5,454,144
Total equity	1,002,771			948,228
Total liabilities and equity	$6,984,127			$6,402,372

Net interest income		$41,716			$40,583
Interest rate spread			2.12%			2.29%
Net interest-earning assets	$1,485,170			$1,451,119
Net interest margin			2.52%			2.65%
Ratio of interest-earning assets to interest-bearing liabilities	129.18%			131.35%

COLUMBIA FINANCIAL, INC. AND SUBSIDIARIES
Average Balances/Yields

	For the Nine Months Ended September 30,
	2019			2018
	Average Balance	Interest and Dividends	Yield / Cost	Average Balance	Interest and Dividends	Yield / Cost
	(Dollars in thousands)
Interest-earning assets:
Loans	$5,037,132	$157,563	4.18%	$4,636,463	$138,291	3.99%
Securities	1,369,109	29,385	2.87%	1,137,333	23,240	2.73%
Other interest-earning assets	65,980	3,109	6.30%	127,191	2,977	3.13%
Total interest-earning assets	6,472,221	$190,057	3.93%	5,900,987	$164,508	3.73%
Non-interest-earning assets	383,014			319,169
Total assets	$6,855,235			$6,220,156

Interest-bearing liabilities:
Interest-bearing demand	$1,355,553	$13,136	1.30%	$1,348,217	$8,298	0.82%
Money market accounts	260,695	1,510	0.77%	308,962	1,088	0.47%
Savings and club deposits	489,058	572	0.16%	668,580	792	0.16%
Certificates of deposit	1,801,607	29,766	2.21%	1,465,043	17,535	1.60%
Total interest-bearing deposits	3,906,913	44,984	1.54%	3,790,802	27,713	0.98%
FHLB advances	1,095,143	20,130	2.46%	841,257	12,660	2.01%
Junior subordinated debt	—	—	—%	42,011	3,468	11.04%
Other borrowings	—	—	—%	297	6	2.70%
Total borrowings	1,095,143	20,130	2.46%	883,565	16,134	2.44%
Total interest-bearing liabilities	5,002,056	$65,114	1.74%	4,674,367	$43,847	1.25%

Non-interest-bearing liabilities:
Non-interest-bearing deposits	731,309			696,352
Other non-interest-bearing liabilities	126,394			112,499
Total liabilities	5,859,759			5,483,218
Total equity	995,476			736,938
Total liabilities and equity	$6,855,235			$6,220,156

Net interest income		$124,943			$120,661
Interest rate spread			2.19%			2.48%
Net interest-earning assets	$1,470,165			$1,226,620
Net interest margin			2.58%			2.73%
Ratio of interest-earning assets to interest-bearing liabilities	129.39%			126.24%

COLUMBIA FINANCIAL, INC. AND SUBSIDIARIES
Components of Net Interest Rate Spread and Margin

	Average Yields/Costs by Quarter
	September 30, 2019	June 30, 2019	March 31, 2019	December 31, 2018	September 30, 2018
Yield on interest-earning assets:
Loans	4.16%	4.14%	4.25%	4.15%	4.01%
Securities	2.79	2.89	2.93	2.88	2.75
Other interest-earning assets	6.10	6.19	6.62	5.96	4.45
Total interest-earning assets	3.89%	3.89%	4.00%	3.91%	3.76%

Cost of interest-bearing liabilities:
Total interest-bearing deposits	1.60%	1.56%	1.46%	1.27%	1.16%
Total borrowings	2.40	2.50	2.47	2.33	2.52
Total interest-bearing liabilities	1.77%	1.76%	1.69%	1.52%	1.47%

Interest rate spread	2.12%	2.13%	2.31%	2.39%	2.29%
Net interest margin	2.52%	2.53%	2.70%	2.74%	2.65%

Ratio of interest-earning assets to interest-bearing liabilities	129.18%	129.63%	129.37%	130.22%	131.35%

Selected Financial Highlights

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2019	2018	2019	2018
SELECTED FINANCIAL RATIOS (1) :
Return on average assets	0.81%	0.67%	0.80%	0.17%
Core return on average assets	0.79%	0.67%	0.80%	0.76%
Return on average equity	5.63%	4.53%	5.53%	1.43%
Core return on average equity	5.51%	4.53%	5.50%	6.17%
Interest rate spread	2.12%	2.29%	2.19%	2.48%
Net interest margin	2.52%	2.65%	2.58%	2.73%
Non-interest expense to average assets	1.76%	1.65%	1.80%	2.46%
Efficiency ratio	59.93%	57.96%	62.53%	84.13%
Core efficiency ratio	59.96%	57.96%	62.44%	58.61%
Average interest-earning assets to average interest-bearing liabilities	129.18%	131.35%	129.39%	126.24%
Net charge-offs to average outstanding loans	0.07%	0.05%	0.04%	0.02%

(1) Annualized when appropriate.

CAPITAL RATIOS:
	September 30,	December 31,
	2019	2018
Company:
Total capital (to risk-weighted assets)	22.21%	23.45%
Tier 1 capital (to risk-weighted assets)	20.96	22.19
Common equity tier 1 capital (to risk-weighted assets)	20.96	22.19
Tier 1 capital (to adjusted total assets)	15.30	15.75

Bank:
Total capital (to risk-weighted assets)	18.00%	19.04%
Tier 1 capital (to risk-weighted assets)	16.75	17.79
Common equity tier 1 capital (to risk-weighted assets)	16.75	17.79
Tier 1 capital (to adjusted total assets)	12.21	12.60

ASSET QUALITY:
	September 30,	December 31,
	2019	2018
	(Dollars in thousands)
Non-accrual loans	$4,297	$2,789
90+ and still accruing	—	—
Non-performing loans	4,297	2,789
Real estate owned	—	92
Total non-performing assets	$4,297	$2,881

Non-performing loans to total gross loans	0.08%	0.06%
Non-performing assets to total assets	0.06%	0.04%
Allowance for loan losses	$62,629	$62,342
Allowance for loan losses to total non-performing loans	1,457.51%	2,235.28%
Allowance for loan losses to gross loans	1.21%	1.26%

LOAN DATA:
	September 30,	December 31,
	2019	2018
Real estate loans:	(In thousands)
One-to-four family	$1,844,507	$1,830,186
Multifamily and commercial	2,316,922	2,142,154
Construction	268,522	261,473
Commercial business loans	375,412	333,876
Consumer loans:
Home equity loans and advances	362,432	393,492
Other consumer loans	1,681	1,108
Total gross loans	5,169,476	4,962,289
Net deferred loan costs, fees and purchased premiums and discounts	16,621	16,893
Allowance for loan losses	(62,629)	(62,342)
Loans receivable, net	$5,123,468	$4,916,840

Reconciliation of GAAP to Non-GAAP Financial Measures

Book and Tangible Book Value per Share
	September 30,	December 31,
	2019	2018
	(Dollars in thousands)
Total stockholders' equity	$991,835	$972,060
Less: goodwill	(5,716)	(5,716)
Total tangible stockholders' equity	$986,119	$966,344

Shares outstanding	114,536,445	115,889,175

Book value per share	$8.66	$8.39
Tangible book value per share	$8.61	$8.34

Reconciliation of Core Net Income
	Three Months Ended September 30,		Nine Months Ended September 30,
	2019	2018	2019	2018
	(In thousands)
Net income	$14,218	$10,827	$41,168	$7,869
Less: gain on securities transactions, net of tax	(910)	—	(1,270)	(88)
Add: charitable contribution to foundation, net of tax benefit	—	—	—	27,466
Add: merger-related expenses, net of tax	614	—	1,007	—
Core net income	$13,922	$10,827	$40,905	$35,247

Return on Average Assets
	Three Months Ended September 30,		Nine Months Ended September 30,
	2019	2018	2019	2018
	(Dollars in thousands)
Net income	$14,218	$10,827	$41,168	$7,869

Average assets	$6,984,127	$6,402,372	$6,855,235	$6,220,156

Return on average assets	0.81%	0.67%	0.80%	0.17%

Core net income	$13,922	$10,827	$40,905	$35,247

Core return on average assets	0.79%	0.67%	0.80%	0.76%

Reconciliation of GAAP to Non-GAAP Measures (continued)

Return on Average Equity
	Three Months Ended September 30,		Nine Months Ended September 30,
	2019	2018	2019	2018
	(Dollars in thousands)
Total average stockholders' equity	$1,002,771	$948,228	$995,476	$736,938
Less: gain on securities transactions, net of tax	(910)	—	(1,270)	(88)
Add: charitable contribution to foundation, net of tax benefit	—	—	—	27,466
Add: merger-related expenses, net of tax	614	—	1,007	—
Core average stockholders' equity	$1,002,475	$948,228	$995,213	$764,316

Return on average equity	5.63%	4.53%	5.53%	1.43%

Core return on average equity	5.51%	4.53%	5.50%	6.17%

Efficiency Ratios
	Three Months Ended September 30,		Nine Months Ended September 30,
	2019	2018	2019	2018
	(Dollars in thousands)
Net interest income	$41,716	$40,583	$124,943	$120,661
Non-interest income	10,115	5,290	22,928	15,280
Total income	$51,831	$45,873	$147,871	$135,941

Non-interest expense	$31,064	$26,590	$92,464	$114,372

Efficiency ratio	59.93%	57.96%	62.53%	84.13%

Non-interest income	$10,115	$5,290	$22,928	$15,280
Less: gain on securities transactions	(1,256)	—	(1,721)	(116)
Core non-interest income	$8,859	$5,290	$21,207	$15,164

Non-interest expense	$31,064	$26,590	$92,464	$114,372
Less: charitable contribution to foundation	—	—	—	(34,767)
Less: merger-related expenses	(740)	—	(1,202)	—
Core non-interest expense	$30,324	$26,590	$91,262	$79,605

Core efficiency ratio	59.96%	57.96%	62.44%	58.61%